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This filing consists of the transcript from the Webcast of Genzyme Corporation’s investor event held on March 31, 2010.

CORPORATE PARTICIPANTS

Patrick Flanigan

Genzyme Corp. - Head - IR

Henri Termeer

Genzyme Corp. - Chairman, President, CEO

Ron Branning

Genzyme Corp. - SVP - Global Product Quality

Sandra Poole

Genzyme Corp. - SVP - Biologics

Blair Okita

Genzyme Corp. - SVP - Quality & Technical Operations

Scott Canute

Genzyme Corp. - President - Global Manufacturing & Corporate Operations

David Meeker

Genzyme Corp. - EVP, COO

Emily Merchant

Genzyme Corp. - IR

CONFERENCE CALL PARTICIPANTS

Ian Somaiya

Piper Jaffray - Analyst

Phil Nadeau

Cowen & Co. - Analyst

Geoff Meacham

JPMorgan - Analyst

Geoff Porges

Sanford C. Bernstein - Analyst

Michael Yee

RBC Capital Markets - Analyst

Chuck Whitesell

Barclays Capital - Analyst

Salveen Kochnover

Collins Stewart - Analyst

PRESENTATION

Patrick Flanigan - Genzyme Corp. - Head - IR

Good afternoon. I’m Patrick Flanigan, head of the Investor Relations team here at Genzyme Corporation. I am joined by my fellow team members, Leah Monteiro, Katherine Tilton, Angela Demato, Jennifer Murphy, and also Emily Merchant. I do want to extend a special thank you to both Emily and Alison Kotzin from the corporate development team, both of whom worked very diligently on putting this event together for us today.

We have a very robust program in store. We have multiple speakers. And at the end of the prepared remarks, there will be a Q&A panel discussion of about 30 minutes or so. After this panel, there will be facility tours of the Austin facility. You may notice that on your name badges there is a number within a colored dot. Because we are overcapacity today, we do ask that you stay within your groups and the groups will be aligned by both a number and the dot.

And we’ll go through the logistics of which number — which groups will go through the facility first, second and third and so forth. There will be transportation from the hotel to the facility, the facility back to the hotel, and from the hotel to the airport. And there’ll be multiple buses that go to the airport throughout the evening.

I’ve received a lot of questions as to whether or not we will still host an analyst day. I do want to confirm that we are going to do an analyst day. It is still scheduled for May 6th. And as we’ve done in the past, we’ll do a very deep dive on the businesses and on the product opportunities for the Company. Space is limited for that event, so I highly urge you to RSVP in advance to Angela Dimato.

And finally, I do need to remind everyone that today we will be making forward-looking statements about Genzyme’s business plans and strategies, including our plan for enhancing manufacturing processes and increasing manufacturing capacity, in addition to the potential of an FDA consent decree. These statements are subject to risks and uncertainties that may cause the actual results to differ from those forecasted. We ask you to refer to the Risk Factor section of our 10-K on file with the SEC for more information on those risks. These statements speak only as of today’s date and we undertake no duty to update or revise them.

And with all the logistics out of the way, I’d like to now turn the program over to Genzyme’s Chairman and CEO, Henri Termeer.

Henri Termeer  - Genzyme Corp. - Chairman, President, CEO

Thank you, Patrick, and thank you, everybody, being here. It is incredibly impressive to me that so many of you, who are busy enormously with all kinds of stuff all the time, made your way out here to Boston and Cambridge to talk about Genzyme’s manufacturing. Not Genzyme as a whole, which we will be talking about during the analyst day, but Genzyme manufacturing.

And I think you are going to spend — find that you’re spending your time well. There’s a tremendous opportunity that starts at us, Genzyme, getting our arms around the issues that we face and that all of you are aware of, we are faithfully aware of, the issues we faced through last year, the last half of last year in particular, and into this year as well. Last week’s event around this potential consent decree communication that we received from the FDA emphasized that yet more.

But that overwhelms in some way the sense of progress that we believe we are making in getting beyond this moment of this manufacturing interruption. And it is business sense of confidence that we’re standing in front of you here and it’s business sense of confidence that we’re inviting you to have a peek at what we do next door.

You also have seen the significant expansion that’s going on there. We are investing in this plant. We have been investing in this plant. And we have been investing in a very significant, material way in recent times in the organizational aspects because we are relating what has happened in a large degree to the organizational aspects of what we are doing in manufacturing operations globally, but more specifically in this plant.

We feel we’re on the right road. And we feel the right road in the sense that we want to communicate to you the road that we’re on. Today we will introduce you some of our very strong new leaders in this space that have joined us. Scott Canute, who joined us as president of manufacturing operations.

And he, of course, has background in very complex and very large (technical difficulty) he’s going to focus on not much of an improvement, I’m afraid. (technical difficulty) we want to focus that role on all commercial operations globally, bringing together all the countries around the world and all the businesses around the world, and achieving the best possible coordination and synergies around these businesses and the best possible focus and strategy.

We did have some challenges in this regard, particularly recently, as we introduced more and more new programs on a global basis. I’m sure they will do an excellent job in that regard.

So with that, I’m going to leave you over to David’s care. I hope he can talk as loud as I’m trying to do. And I hope that, indeed (technical difficulty)

Unidentified Company Representative

(technical difficulty) so the agenda for today, Ron Branning is going to come up and tell us a bit about quality, followed by Sandra with an Allston update (technical difficulty) and then have a Q&A.

(Technical Difficulty)

Unidentified Company Representative

Check, one, two, testing.

Ron Branning – Genzyme Corp. - SVP - Global Product Quality

Good afternoon. My name is Ron Branning. I’m the Senior Vice President for Global Product Quality for Genzyme. I’m very happy to be here and I’m glad you all could be here to hear how proud we are of our company and how we’re moving forward.

When I began my career 40 years ago with Johnson & Johnson, I learned two very important things. And one was that we are enabled by being in this industry to have a significant impact on patients’ lives. And that was the number one thing in the Johnson & Johnson credo that our first mission and our first responsibility was to our patients.

And the second thing I learned was that that patient is expecting to receive safe and effective products. And that in order to be able to deliver that, you needed to make sure that you understood your product, your processes and the quality systems in which they were made.

So in all that experience and all those years since then, I have been honored, privileged and sometimes discouraged by some of the things I’ve seen in the industry. But I’ve always been looking at how we would deliver product to our patients. And I’ve looked across the world at many different dosage forms and many different products in many different parts of the world.

And I think the message I come back is that if we have an appropriate focus on our patients and we look at how we understand what we’re doing and we make sure we’re doing it [in control], that that will be the delivery of those — a consistent delivery of those products to our patients. In terms of the other lessons that I learned at Johnson & Johnson, it was how to take very complex problems and break them down and come up with simple and yet robust solutions.

And so the combination of all that has led me down a path of working in the industry where there have been some significant problems, where there’ve been some significant issues. And I’ve been recruited out of most of the companies I’ve been in to go to companies and take those challenges and to resolve some pretty interesting regulatory enforcement actions, up to and including warning letters and consent decrees.

At Aventis Behring they were under consent decree as part of the blood plasma fractionation issues that I guess assailed the industry is the best way to talk about it. It was really a very difficult time for everyone in that industry. They had a consent decree that was in a plant that was very old and had very old equipment processes and operations. And yet we were able to bring that facility from where it was in consent decree to in substantial compliance.

In Genentech, they received a warning letter and were concerned that they were headed to a consent decree. And so when I got the call, I visited with them, looked at what their operations were and said, I think I can help you. I think I can bring some of my knowledge and experience and keep you from getting into a consent decree. Not only did we do that, but we used the quality systems approach to turn around their entire quality processes and operations and to achieve five product approvals in 17 months with no 483 observations.

And the most significant one was the Avastin approval, where the FDA actually approved the product in the middle of the prior approval inspection, without completing it, because they called Washington on Wednesday night and they said, look, we haven’t found anything yet and we don’t think we’re going to find anything. So we think you should issue the approval letter. And so the next morning we got the approval letter and the product was released and shipped that same day.

At Gilead, they had a very different situation. They were looking at how they could take many different parts of their organization and consolidate them and build a quality system that would allow them to grow in the future through mergers and acquisitions. And so what we did there was to put a quality system in place that embraced all of those different parts of the organization and really created a platform for their future growth.

So how does that all relate to Genzyme? Well, when I was looking at the opportunity here, I asked myself several questions. What’s their mission? What’s their focus? And Genzyme’s focus is squarely on the patient. And I think that’s the appropriate thing for the Company to be. It’s Henri’s vision. It’s the vision that we need particularly with orphan drugs and with small populations, people in need of these drugs.

I did a lot of due diligence and talking to the management staff. I started with the quality management staff. I then expanded that across all of the organization. And then I wanted to be sure I went down in the organization to see what the commitment was there. And what I found was a very strong commitment to product quality and also a desire and a willingness to build a culture of compliance and continuous improvement.

And so based on that I said, okay, let me take a look at what my personal values are and how they line up with where Genzyme is and see how I can take a look at this and make the proper assessment. And so I looked at it. And in my whole career, I’ve looked at the expansion of the industry around the world.

And I said, look, I want to be in this for the long haul. I want to be sure that everything that I’m doing is contributing toward the building of a very strong worldwide pharmaceutical industry. I have four children and nine grandchildren and counting. And I want my grandchildren to grow up in a world that has access to medicine and safe and reliable medicine.

I also want to spend time coaching and mentoring the young folks in the industry, that is people younger than I am, which most of you in this room are. And I want to be sure that the lessons that I’ve learned don’t have to be repeated and learned in some of the hard ways that I’ve had to learn them.

And last but not least, I wanted to personally continue to grow and develop. And when I looked at what I wanted to do and where Genzyme was and where my career had taken me, I thought this was the perfect opportunity to look at the challenge and to make a contribution.

One of the other tings I looked at was what has Genzyme done in terms of addressing this year of crisis in 2009. And if you’ll notice across, there are a couple of points that say Quality Systems, the orange box on the left and the blue box on the right. Both say Quality System Assessments and Quality System Improvements.

And so when I looked at that I said Genzyme not only gets it in terms of what’s going on and the challenges they face, but they’re approaching this the right way. They’re not taking a point solution. They’re not taking a response to a 483. They’re looking at how this relates across the organization and how the systems relate to one another.

So what has unfortunately happened is that the FDA has decided to increase the enforcement action and we are now being told that the FDA would like to discuss entering into a consent decree. We received a phone call last week and we are going to begin negotiations with the FDA shortly. It will be an Allston focus but, once again, taking the stance that Genzyme has taken of not addressing this as a point issue. But looking at it, we are going to address this as a global implementation.

We want to look at this in terms of how we can take the lessons that we’ve learned and the issues that we confront in the consent decree and make sure that we have those across the old network. We don’t know at this time what the financial considerations will be. Those are yet to be determined. But what we do know is that our medically necessary products can be produced and released in the Allston facility.

And those have been determined to be Cerezyme, Fabrazyme and Myozyme in the 160 liter scale. And Thyrogen production and release is yet to be determined based on the negotiations with the FDA.

So let’s go back and take a look at what that might mean in terms of where we are and where we’re going. And I think the things that have been done here along the timeline, the issues that you see on the left-hand side of the screen, Genzyme’s current activity, those are very well lined up with those significant elements that we believe might be in a consent decree.

So if you look at the audits, the inspections that we’ve been doing both internally and by our third party consultant, Quantic, they line up with what the FDA requires as a baseline assessment. In other words, where is the Company. I think we know where we are. We’ve had Quantic in here for almost a year and they’ve helped us understand where we are.

In terms of management controls, we have the quality councils in place. These quality councils take a look at the risks at the lowest level in the organization through the technology platforms regionally and all the way to the corporate quality council. We had one today and we are looking at what those risks are and how they are being mitigated, not only in corrective actions that we’re taking now, but also in preventing actions to keep them from happening in the future.

If we take a look at the planning we’ve done so far, we’ve received 483 observations. We’ve put plans together to respond to those and take appropriate action. We have what’s called a comprehensive corrective action plan, which David outlined for you in terms of the status of that. We’ve had Quantic and Genzyme partner on interim controls, and interim controls are the corrective actions right now.

And then those things that we will do that will be the preventive actions is the ICH Q10 quality — pharmaceutical quality system. And for those of you who are not familiar, ICH is the International Committee on Harmonization, and Q10 is the pharmaceutical quality system which focuses on management controls and overall system control in the Company.

This is the standard that has been adopted based on discussions between the regulators and the industry in both the US, Europe and Japan. So it is an international standard. It is being accepted de facto in China and India because it’s such a good standard. And it represents a single purpose and a single focus on how things can be done, that we believe that this is the right standard to use going forward.

That would then constitute our compliance plan and its execution. And at this morning’s corporate quality council meeting, this was adopted as our standard and as the plan that we will go forward with.

We have to choose a third party consultant. We have already done that. Quantic is our third party consultant. We have worked with them successfully here thus far and I have personally worked with them in a previous consent decree at Aventis Behring. We had a very good working relationship. They were very successful. And I think Quantic offers us the best opportunity for success in working our way through this particular situation.

Last but not least, we are going from all of this accumulated, plus the reviews that we’ve done of all of our production records into what we call self-certification. So you can look at everything on the left-hand side as being self-certification. And that’s what we’ve been doing. That will fit seamlessly into the right-hand side, which is how we would then approach the consent decree in negotiations to be certified by Quantic as producing under good manufacturing practices.

So to get just a little bit deeper into the multiple layers of control that we have and to explain just a little bit what that means, Scott and I have taken a look at our organization, said we need to be tied together at the hip. The operations group for production and the quality group at the site level, at the regional level and at the technology level and also at the corporate level. And that’s what this represents in the center of the screen.

On the left-hand side you see the quality council, which represent our risk assessment and our governance. Tier 3 is at the site level. Tier 2 is at the regional and technology platform level. And tier 1, the corporate quality council, the one we had this morning.

On the right-hand side you’ll see compliance audits, which is our answer to what the FDA calls trust and verify. And they trust us to continue to operate in a state of compliance with the oversight of Quantic, but we also want to be sure that we internally verify this and that we’re not just relaying on Quantic or the FDA coming in periodically.

So we are taking a proactive approach to this and looking at the site level, having internal audits, having that oversight over that at the regional and technology platform level, with our Genzyme corporate group that conducts our audits. And then at the corporate level, overseeing everything, both with internal and external experts. So what we’re doing is we’re embracing quality. We’re embracing compliance at multiple levels across the entire organization.

So to give you just a very small snapshot of one small part of the pharmaceutical quality system directed at product quality, what we’re looking at is tying together all of the controls over equipment, facilities, utilities and process, that’s Scott’s world, with all of the production and product. In the green bar on the bottom, the QC validation and QA, which ultimately tie together results in a product disposition and, generally speaking, a product release. So this is how we are going to control our product quality in all of our operations.

So what’s our path to success? Well, if you take all the parts of the presentation that you’ve heard so far and put them together, that’s our stepping stones going forward. We’re going to maintain our patient focus. We’re going to put into place the ICH Q10 pharmaceutical quality system. We’re going to continue to manage our risk at the three levels by the quality councils. We’re not going to rely on anyone else to tell us how we’re doing from a compliance standpoint.

We’re going to proactively trust and verify. We are going to continue through the quality councils and management information to keep Henri and the other senior management involved by having management control and governance procedures in place. We have a culture of compliance and continuous improvement and we’re going to continue to enhance that. We’re going to foster FDA and global authorities to regain their confidence.

And I think that we realize that the future of Genzyme is in our hands. I think we are taking it seriously. We are taking it strongly. We are using the right approach and we are using the best systems that we have. And I believe we have the best consultant in the third party consultant we have in Quantic, and that will lead us to success. Thanks very much.

Sandra Poole - Genzyme Corp. - SVP - Biologics

Good afternoon. My name is Sandra Poole and I’m Senior Vice President of Biologics Operations and the Allston site leader.

I’m pleased to be here this afternoon to review changes we’ve made in Allston in our leadership and building organizational capabilities, and also to review the progress we’ve made since last June in terms of restoring operations, strengthening our risk management practices and implementing a number of improvement initiatives, not just to address our quality and compliance area, but more broadly to really move beyond the challenges from last year and look forward to establishing sustained manufacturing excellence in Allston.

First, I’d like to take just a moment to tell you a little bit about my background. So I have more than 21 years of experience in the industry. I’m a biochemical engineer by training. My experience spans mainly product development, process engineering, tech transfer, manufacturing facility construction and startup, and also CGMP manufacturing.

I’ve worked in Canada, the US and in Belgium for companies ranging from small startup biotech companies to mature multinational pharmaceutical companies. I have been with Genzyme for 11 years. And as previously mentioned, I was in Belgium for five years overseeing the construction and startup of our Geel operation. So last summer in June I returned to Boston to oversee the bioremediation efforts and also the transformation of our Allston plant.

This slide illustrates the Geel startup timeline. I show this slide for two reasons. One is to really illustrate the time it takes to bring new capacity into the network. As David mentioned, we initiated groundbreaking for phase one, the [fed batch] part of the plant, in 2002. And from the moment we decided to invest in installing perfusion capacity in Belgium in 2004, it was another five years before we were able to achieve approval in Europe.

I also show this slide to illustrate that the number of steps involved in building and starting up a new facility. What’s not shown in this slide are the efforts, the work that’s required to transfer in technology, analytical methodologies to put in place the business processes, the systems to create the quality systems and also to hire and train a workforce. Today that organization is about 350 individuals in Belgium.

At this time I am in the process of applying these learnings, this experience with my leadership team in Allston to drive our transformation efforts. Since that plant was approved, it’s really been running in a very consistent manner and it’s just one indicator or one measure of performance. I show here the productivity profiles for all of the runs that we have completed since approval in that plant. And you see in the top the productivity profiles through the course of the [harvest days], and at the bottom our output average volumetric productivity.

So what I’d like to do now is to focus the balance of my presentation on the work we’re doing in Allston. In June we set three key areas. And David highlighted this in his presentation. First was to restore operations. This involved a sanitization of the plant and a rapid restart and transition to full production output. At the same time, we were very focused on implementing our quality and compliance improvement program. And as we did that, we were also focused on building a map, building a roadmap to really transition that operation to sustain manufacturing excellence.

So since last summer we have been working diligently to really review and analyze our processes, our performance and our operations overall, but also to make the requisite changes and improvements in our staffing. And in the past several months we have made significant progress. We’ve hired nearly 60 new people into the Allston plant and we’re bringing in several key members to our senior management team.

What I show in this slide is the — some of the key senior leadership changes that have been made since last June, including a new head of both manufacturing and a new head of fill finish, new head of biologics risk management, new head of finance. And we’ve also created new functions to help drive the transformation, including operations and system management and a new head of plant engineering and automation.

As well, we’ve also worked hard to strengthen other parts of the organization, quality in particular. We have brought in new leaders to oversee our validation, our investigations and our training activities. We’ve expanded our site auditing and our training function. And we’ve intensified the quality on the floor.

And also, importantly, we’ve engaged more than 60 external consulting experts to supplement our internal capabilities, 20 of which are Quantic. And bringing in this level of expertise and experience has been hugely valuable for us, as it has allowed us to effectively accelerate our remediation effort.

During this time period we also strengthened our management controls and governance. As Ron talked about the quality council structure, so in place in Allston we have a site quality council, which I chair along with my site quality head. We meet biweekly. And from these meetings we generate monthly site risk reports, which are escalated up to the corporate quality council.

We’ve also implemented in the last several months daily morning management meetings, MDI management for daily improvement meetings as part of our lean rollout in Allston. This is where we’re tracking plant — key plant performance metrics down to the floor on a daily basis. We have weekly senior leadership team meetings and we have quarterly site review meetings with our key stakeholders.

And then lastly, to guide us through all of these projects and the improvement initiatives we’ve established and formalized a project council. And the role of that council, which I chair, is to prioritize and resource all of our programs and ensure that we’re tracking progress and intervening where necessary to ensure we meet our timelines.

So now I’d like to concentrate on the progress we’ve made across these key areas, restoring operations. So, for Cerezyme, Cerezyme runs, they are up, running well. We did make a rapid transition to full output. So all four bioreactors are now in their second cycle of production since restart. And for Q1 so far we have — we were able — successfully manufactured formulated bulk to meet our Q1 release plan. And importantly, we are starting to build work in progress, which effectively allows us to maximize the capacity in our downstream part of the operations.

For Fabrazyme, we’re very focused on returning to the original output. We are in our third cycle since restart. And so the initial runs out of restart, we did experience low productivity, we were at the low end of historical performance. And from this there was an intense focus on increasing the output. So a lot of work was done around generating a new working cell bank, tightening in-process controls in the plant, as well as general operational improvements throughout the plant.

So we did introduce the new working cell bank last month and we have our first run underway. And it’s progressing according to expectations. And at this point, although it’s early, we are trending in a direction that is consistent with the historical for normal output levels.

So having the plant up and running, a key point is safeguarding that supply. So in the last several months we’ve instituted strengthened risk management practices in the plant. We established an Allston risk management function and I appointed a senior leader to head up this activity. This is a multidisciplinary team that oversees the measurement and management of our key site risk and is responsible for the monitoring and reporting on progress.

This team really focuses in two areas. One is to mapping the risks and then identifying the appropriate measures to mitigate and control risk. And secondly is to really correct and respond to potential — ensure we have the plans and the training in place to respond to business disruption.

So today we do have — we understand the key areas of risk to supply across our quality systems, raw materials, and Blair will talk about the viral contamination response, manufacturing process plant and equipment risk, and people. And in each of these areas we have put together plans to manage, in the form of controls, continued season continuity. So today some risk has now been completely mitigated and others being in process of mitigating.

So now we’d like to highlight some of the key initiatives that we have implemented during the course of last year to improve our quality practices and strengthen the compliance. So you’ve seen this timeline already. And what I’d like to do is to walk through the year with some examples of how we’ve built up our quality improvement initiative.

So Ron mentioned that we have actually significant experience now working with Quantic. Our first engagement with Quantic was back in fourth quarter of last year, following the inspections of our plant here in Allston and in Framingham. And that’s where we began to map out a relationship with them. From that we initiated this comprehensive gap assessment. This was a three-month long process, involved many people from both Quantic and Genzyme.

We evaluated 23 different quality systems and generated close to 31 final assessment reports. The feedback that we received from the various regulatory inspections, then we incorporated that feedback into those assessment plans. And in October we developed — or we had submitted a comprehensive corrective action plan to both the FDA and the EMEA.

During this time period we also worked closely with Quantic to design and implement formal interim controls. And in the initial controls were around our batch record review, deviations in investigations and validations, and also we implemented a four monitoring protocol for our full finish area. And then earlier this year we launched — formally launched our quality system improvement activities. We now have five teams actively redesigning our quality systems of the future.

And in parallel we remain very focused on fulfilling our regulatory commitments. So today we are — we’ve translated all of the various commitments into specific actions and we’re tracking very closely the closeout of those actions relative to the committed timeline. And we are tracking according to the stated timelines. So we’re more than 80% through completion of our commitments today.

So, really to — based on our understanding of what the potential consent decree might look like, we do believe that progress made to date has positioned us for a seamless integration going forward.

So I’d like to leave you with just a couple of examples of the initiatives that we’ve implemented during the last several months to really guide us and to build towards sustainable manufacturing excellence in Allston.

A lot of work has been done by our colleagues in science and in technology development to understand, to enhance our small scale process models, to implement advanced process characterization tools, and also to perform product — comprehensive product assessments for Cerezyme, Fabrazyme, Myozyme and Thyrogen. We’ve also done a lot of work to tighten our in-process controls for both Cerezyme and Fabrazyme. And throughout the plant we’ve implemented an enhanced bioburden monitoring program.

A key development and commitment that was recently made is to — decision to exit Allston fill finish. Back in fourth quarter we implemented a three-pronged strategy. We shut down the plant in November to perform equipment and facility upgrades and implement additional controls.

At the same time, we transferred Cerezyme 400 unit filling operations or activities to Waterford, and we initiated the transfer of the remaining filling activities in Allston to our contract manufacturer, Hospira, in Kansas. And today we remain very much on track to exit Allston, pending regulatory approvals for the US market, in third quarter of this year.

Additional upgrades or important investments we’ve made in the last several months to our facility systems and equipment include we’ve made — continue to make great progress on advancing our facility expansion and we’re on track to take over occupancy of that facility — or that part of the facility in June of this year. And this is really critical space for us, not only to alleviate the office needs, but also to provide expansion capabilities to support warehousing, maintenance shop, technical support and QC labs.

Additionally and importantly, we have a cogeneration plant which will provide redundant power and steam for the plant that will be coming on line this summer as well. We’ve also made significant investments to upgrade our IT infrastructure, install backup redundant utilities throughout the plant. We’re upgrading our distributed control systems in our reactor hall. And then lastly, we’re going systematically through the plant and identifying needs to upgrade manufacturing in the support equipment and systems.

So I hope I’ve given you a sense of the progress we’ve made in the last several months. Allston is back up and running. We have strengthened our risk management practices. We’re making progress implementing the improvements in our quality and compliance programs. And, really, we have developed a roadmap that would allow us to achieve sustainable manufacturing excellence.

And this roadmap is really built on five core pillars. First is to ensure we deliver on our commitments. We need to build trust. And for us, that’s about compliance, having good governance and maintaining transparency. We need to rigorously manage our risks and have a long term dedication to development of our people and building strong leaders. And then lastly, we need to establish and continue to foster a culture of quality and continuous improvement.

So today our mission has remained unchanged. We are focused on one goal, to ensure we are able to deliver reliable supply of high quality products to our patients. Thank you.

Blair Okita - Genzyme Corp. - SVP - Quality & Technical Operations

Good afternoon. I’m Blair Okita. And like Sandra, I’m a biochemical engineer. I’ve been in the biopharmaceutical industry for about 25 years. I started off at SmithKline in process development and bioreactor scale-up, and then moved to Merck, where I headed up the vaccine technology group and the manufacturing division. I moved to Genzyme where I’ve had a variety of careers and where I now head up the manufacturing sciences and technical operations group.

The purpose of that group primarily is to ensure that we have the appropriate scientific underpinning for our manufacturing processes, and that we apply the appropriate technology when we translate process slow diagram visions into the manufacturing suites in which we make our products. Over the past couple of years we’ve really looked at the infrastructure that we have, the systems that we use to achieve that path, and we made appropriate changes to enhance that robustness.

And another key activity is the identification of risk in our processes and then the development and the implementation of solutions to mitigate that risk. And so what I thought I’d do today is dive down a little bit more detail on the virus infection that Sandra referred to.

By way of grounding, I’ll start with a description of what is the Vesivirus, how it was detected in our facilities, and then speculations in terms of where we believe it came from. But really spend more time on what we’re doing to mitigate that risk going into the future.

So the Vesivirus is a member of the calicivirus family. It’s a single stranded, non-enveloped RNA virus, 27 to 40 nanometers in diameter, or about a millionth of an inch in diameter. It’s been reported in this particular strain, 2117, by [Omeg] from the Federal Research Center of Viral Disease in Animals and her colleagues — or collaborators at Boehringer Ingelheim, as a virus that infected CHO cells.

For simplicity, I’ve overlaid the three runs that were affected by this virus on this one sheet. On the left-hand side is a measure of oxygen sparge, which is a surrogate for cell metabolism. On the right-hand side is a measure of capacitance, a measure of viable cells. And what you can see here is at different times following the inoculation of the reactor, either very early or very late in the culture, we see a dramatic decrease in those parameters, a decrease in oxygen sparge or a decrease in cell density.

These events precipitated, as you might imagine, a very wide ranging investigation covering a whole variety of areas, from the mechanical to the operational and the biological potential as we were pursuing hypotheses in terms of what could cause this. And I will say in the 25 years I’ve been in cell culture, this has been the most complex investigation I’ve ever been involved in.

What allowed us to make the progress that we did make was being able to exploit the breadth and the depth of the resources that we have across Genzyme. From people in basic science through gene therapy, from process development into mechanical engineering, all came together and helped us figure this out.

And it wasn’t until the end of that investigation that we started to get hints in terms of what the causative agent was. And that started when we were able to concentrate a harvest sample and so what’s called parallel sequencing, deep sequencing and start to identify some peptide fragments that perhaps shouldn’t have been there.

But, really, it wasn’t until the development of this RT-PCR assay, the first generation assay, that we had — that we knew that the causative agent was a virus. The test that we had used to evaluate our cultures are ones that are used all around the industry. And so we felt it was important to publish these sequences and make them known.

We’ve been running large scale cell cultures at Genzyme for over 20 years and this is the first time that we were ever impacted by a virus contamination. Over the past year or so there’s been some conferences, the PDA cell substrate conference, the well characterized meetings, where some companies have talked about similar experiences. So virus inspection — infection in cell culture is not unknown. However, it is very rare.

And as we went through our investigation in isolating cause, it seems as though raw materials is the most likely source. And as we dug down deeper, serum is the current hypothesis. So, that being said, we felt it was important to really take a multipronged approach to mitigate risk. So I’d like to talk a little bit about that next.

And so when you think about risk, there are really four dimensions that we felt appropriate to tackle. First is to assure that we could increase the sensitivity of our detection methods, put in barriers to prevent the entry of a potential virus into the facility. If one did occur, to contain and mitigate that risk. And finally, demonstrate the production processes that we had could remove those viruses, if necessary.

One of the central paradigms of bioprocess development is to prevent the forward flow of contaminants. And that applies to viruses as well. Ron talked about the ICH guidelines. There’s an ICH guideline for viral risk, ICH Q5A, which talks specifically about viral safety of biotech products derived from human or animal cell lines. And so as we approach this, there’s a number of activities that we are putting in place, have in place to look across the spectrum, working with our vendors, evaluating our vendors, production raw material cell culture and down the line.

And so if you think about the implementation of these plans, there’s at least three things to consider. First of all is what you plan on doing, will that mitigate the risk that you believe exists. The second is how will you implement this in manufacturing such that it’s done safely, it’s done in compliance, and it can be done routinely and reliably. And then lastly is asking the question, what are the potential unintended consequences of putting in this step in your process.

It’s great if you mitigate the risk, but if you cause other problems, it can cause a bigger issue. And so a lot of our development and analytical resources are really guided towards understanding what those unintended consequences may be and assure that they don’t occur when we implement a solution to manufacturing.

So quickly, because I’m getting the sign, talk about the things that we have done and are planning on doing. And so I mentioned the RT-PCR assay that was originally developed to detect the virus, the generation one. We’ve continued the development of that assay. We’re on a second generation right now that we are currently using to screen raw materials, screen the [C train], and monitor our cell culture reactor at various points in the harvest phase.

The development has continued to a third generation assay, which is more sensitive than the second generation. That’s been qualified. It’s currently in validation and as soon as that validation is complete, we’ll apply it to our production processes. One of the routine tests that’s used for identifying or seeing if viruses are in your processes is in vitro viral tests. Typically it’s a 14-day test. What we found with this particular virus, takes a little bit longer to grow. So we’ve extended that time to 28 days, again, to increase the sensitivity.

David talked about the gamma radiation of serum. So we’ve made a lot of progress in terms of evaluating the use of gamma radiated serum in our processes. We’ve completed the small scale work necessary for Cerezyme, Myozyme and Fabrazyme, and we’ve just about finished the work with Thyrogen. We looked at the impact on the cell culture. We’ve looked at the impact on purification and on critical quality attributes. And things thus far look very good.

And also as David said, our plans are to demonstrate this at large scale, both cell culture and purification, starting in the second quarter of this year. We’ve also looked at other points of entry, potential points of entry into the reactor. And we know now, we have gas filters that could prevent viruses. Part of continuous improvement, we’ll look for others with greater retentive capacity.

From the removal perspective, we have revalidated the Cerezyme purification process with [five viruses]. The way that you do this is you challenge your purification process with viruses. This is done at small scale at a facility far, far away from our manufacturing plant, so there is no risk. And this time we did include the Vesivirus, which we grew up in our laboratories in Framingham and showed good clearance across those steps.

We’ve also completed the development of the nanofiltration, which is another method by which you can remove potential viruses from your process. And that’s ready to go as well.

From the containment point of view, we talked about the PCR assay. That’s in place as a formal in-process control. And then during the shutdown that Sandra talked about we made a number of physical changes to the facility to enhance the segregation, both people, process and between people and the process in terms of growing.

So, in summary, what we have already done and what we will continue to do is implement the series of overlapping and interlocking steps to minimize the risk of viral contamination. And more broadly we continue to invest in looking at how we can improve the robustness and reliability of our processes. Thank you.

Scott Canute  - Genzyme Corp. - President - Global Manufacturing & Corporate Operations

I want to try and figure out how to use that word [orthogal] in my presentation somewhere.

Good afternoon. My name is Scott Canute. I’m president of global manufacturing and corporate operations here at Genzyme. And it’s sincerely a privilege to have this opportunity to talk to you a little bit about manufacturing. Hopefully we can convey how serious we take what we do and how prideful — how proud we are in terms of what we do each and every day. And I’m very excited that you’re willing to take the time, as Henri said, to come and take a look at one of our manufacturing plants. Because I think you’ll like what you see and that by far will be the highlight of the day.

What I’d like to do here this afternoon is give you a brief background on who I am and what I’ve done in the industry and how that might relate to helping Genzyme achieve the vision that David talked about when we opened the presentation today. I’ll talk very briefly about biopharmaceutical manufacturing, an overview, and a little bit about complexity. But perhaps complexity in a way that you might not have experienced before.

I’ll then talk much too briefly about developing a path for world-class manufacturing because we could spend a lot of time on that. It’s something I feel very strongly about, something I feel very passionately about. And we’ll double-click on a couple of areas and specifically around capacity and sourcing and vertical integration. And then close with just some real brief observations of the current situation, at least as I’ve experienced it and see it in my first months here at Genzyme.

Okay, my background, 25 years in the industry. I’m a chemical engineer originally. I also have an MBA from a school located very closely to our manufacturing plant here in Allston. Started out in the industry as a plant engineer, process engineer, tech service. Grew up in plant environment, making medicine. My experience is all with Eli Lilly & Company. Worked directly in the United States, in Ireland and in the UK as well in manufacturing operations there.

Most recently was president of manufacturing at Eli Lilly & Company, 24 global sites around 80 contract manufacturing organizations, 14,400 employees at the peak when I was there. Another 3,000 contractors on top of that. Comps was right around $4 billion a year, just to put it in perspective. So a large global organization with a very diverse set of technology platforms at Lilly.

Because I’ve been in the industry for as long as I have, I’ve experienced most sides of pharmaceutical manufacturing. So I’ve seen significant expansions where we’ve built plants and operations from the ground up. I’ve also seen significant contractions where we’ve had to close sites or downsize operations. And also have gone through my own set of previous challenges on the quality and regulatory front.

Because they’re relevant to that point, obviously in terms of some of the questions you might have and the potential consent decree that we may receive, let me just spend a little bit more time on that. So this is at Lilly in the early part of this decade, right around 2001, 2002 timeframe. We had an older biologics manufacturing facility and an older parenteral manufacturing facility that were supplying medically necessary products where there really weren’t substantial alternatives, (inaudible) in this case. Both were operating at full capacity.

We had two different inspections at each of the facilities. We had two warning letters associated with those inspections. A whole host of issues, quality systems issues, we had inadequate validations, facilities and equipments that were, in fact, out of date, aseptic processing concerns, et cetera, et cetera, et cetera. And what we did at the time was implement what we — “voluntary” consent decree to ourselves with expert third party oversight.

So while we didn’t actually get a consent decree, all the actions we took would be very consistent with the typical elements that you see in consent decrees, including third party oversight of batch disposition, many of the things that Ron talked about in his presentation. And we were successfully able to manage through that.

And not only manage through it in terms of reinstating our sense or credibility and trust with the FDA and other regulatory authorities, but coming out the other end we had a manufacturing and quality organization that in all sincerity and honesty ran better than it ever had before. So it took us a few years to get there, but we were operating across all dimensions manufacturing performance extraordinarily well.

So I’ve done it before, and an obvious question is, okay, so why do you want to do it again, right? So my own due diligence, if you will, of coming to Genzyme. And again, I’m stating the obvious, but sometimes the obvious is worth stating. The mission and vision of the Company is extraordinary.

I have three daughters, all five and under, adopted from Russia, two of whom I just brought home — we just brought home recently. I have no idea whatsoever of what — anything about their biological parents, what diseases they might be prone to or genetic diseases they might manifest themselves in years to come. And to have the opportunity to work for a company such as Genzyme is just — is truly extraordinary and truly a privilege.

So my due diligence focused mostly around could I help Genzyme, in fact, achieve that vision. Came out here, talked to a few people. And because I’ve been through it before, came to the conclusion pretty quickly that, yes, I think there were a few things I could do to help the Company achieve its vision.

So then shifted quickly to the obvious question, could I be successful in doing so. So, a number of different dimensions but obviously management commitment at the top is critical. Almost the single most important element. And my conversations with Henri and David were extraordinary, complete support from the get-go.

Probably the most single important piece is that the head of quality and the head of manufacturing are completely on the same page, absolutely critical. And so before I said yes to coming to Genzyme, I had a long conversation with Ron. And he said it as well, but we, from the get-go, you could tell we were on the same page, had the same objectives, knew how to do the — he obviously had significant experience in the industry, so felt very, very good about that. I’ve worked with a lot of good quality heads in my career. Ron is as good, if not better, than any of them.

You also need great leadership at the core elements of where you’re working. You saw Sandra. She, again, truly extraordinary. I talked to her before I said yes as well. And very, very confident. When you’re going through any kind of remediation, whether it’s through a consent decree or any other effort, it’s important that the consultants you use also see the world the same way that you do. And I had worked with Quantic 20 years ago myself in some other types of areas. I talked to the head of the company for Quantic as well as the person that was leading the Genzyme engagement before I said yes.

So summing all that up together, it became very clear to me. You look at the mission, look at the commitment, and all the key elements were there from my standpoint. And again, grossly oversimplified, when companies go through — manufacturing organizations go through significant times of stress, you see one of two things happen. Organizations fall apart or they come together. And Genzyme was clearly an organization that was coming together. I had no doubt about it in my mind whatsoever. And I wanted to be part of the team, which is why I’m here talking to you today.

Okay, let me shift gears and just talk a little bit about biopharmaceutical manufacturing. This is a typical process slide that you might see. And there’s no question that biopharmaceutical manufacturing is inherently complex. That’s not to be used as an excuse or to — for any reason to say that we shouldn’t perform to the absolute best that we possibly can. But it is very important to understand it.

And I want to just take a second to talk about perhaps understanding it in perhaps a different way than you may have seen. If any of you out there have worked in manufacturing sites, you’ll know that because you’ve lived it. But it’s worth spending a little bit of time. And I just pulled a few examples of the Allston plant since it’s obviously a key focus and one that you’re going to see later on today.

But — and there’s a plethora of these standards that I could use these examples. But here are just a few. Obviously perfusion microcarrier-based processes, long in duration, need to keep it sterile, need to keep it clean. That’s a difficult thing to do. Over 2,000 site procedures to operate that plant. Control of documents that the people in the site need to know and be trained on and be experts at implementing.

To make a vial of Cerezyme, 22,000 line items on a manufacturing ticket, really to be able to make one vial of Cerezyme. Many of these steps have to be second person verified. There’s 8,500 discrete IO points, that’s input/output points, where we’re measuring a temperature or a flow rate or a pressure or controlling a valve or a pump or a flow rate or a temperature, working continuously.

It takes six weeks of training for an operator just to be able to enter a sterile block for antiseptic filling operation and being able to do something in it. A sterile block will be more protected and more controlled than an operating room, right? A significant change can impact 30 regulatory filings or more. So it becomes difficult in some cases to implement the changes that you’d like to do. You have to be on top of it.

So, again, I’m not using this as an excuse. We need to understand this. We need to master it. We need to control it. But it’s important to understand it as we look at driving change throughout the organization that we talked about, that Ron’s talked about, that Sandra’s talked about, and that you’ll get some feel for as you go through the plant later on today.

There are a lot of big things that can be done to make a manufacturing organization run well. Those are obvious. You’ve got to have the right capacity at the right time. You’ve got to have the right processes. The science has got to be right because you can’t run a good process if the science isn’t right. And you’ve got to have the right leadership because you have to drive the culture throughout the organization. Those are the big things.

But mostly, once you get those three things right, mostly what allows you to run the successful manufacturing organization is to be able to master these details, master these little things, and doing a lot of things right. And that was clearly evidenced in what Sandra was talking about earlier. And again, you’ll see that in the plant site going forward here.

I’m going to shift gears just a little bit and the point I want to try and leave you with here, and I will not be able to do this justice so I apologize, but we’re talking about Allston, we’re talking about the global network. It’s critical that we understand there’s a global view of how we’re going to run this manufacturing and quality organization.

This is — what you see on the slide is generic. So you need to understand the core of what you do, the foundational elements associated with it, your operational philosophy in terms of how you’re going to run your operations, which is critical, what types of people and characteristics are you looking for when you fill an organization, the basic business processes that you’re going to operate in, and then your strategic elements that really set everything else up for success.

So if you look at this for manufacturing, and I’ll go through this very quickly, it’s really straightforward, but it’s important. We’re all about making medicine and making medicine safely, and I’m using safety here in the broadest sense of the word. So people that work in our plant operations should not have to worry about any kind of a health and safety incident. People that live in the communities in which we do business should not have to worry about any adverse environmental impact.

And most importantly, those people that take the products we make should never have to worry about the quality or safety of the products that we make. This is the core of what we do every day. I said working in this industry is a privilege. It is. But with that privilege comes a huge responsibility, and this is it. This is our right to operate. This is nor North Star and we need to keep it in our focus and front and center each and every day.

Again, very quickly, our operational philosophy is all about improving and compliance. We want our processes, whether they’re the Cerezyme manufacturing process or the business process we use to implement quality systems, the same way. We want them to be in control. We want them to be capable of meeting our objectives and specifications. We want them to be continuously improving. And of course they all need to be in compliance. The goal is not only to be the best. The goal is to be better. You never stop.

Our people, we have curious people with character that are competent, clearly. I’m going to go over that much too quickly.

Our business processes, and I welcome the opportunity to talk to you more about this at some point in time, but how we do our technology transfers, our technology development, and transfer those processes into our plants and maintain those processes and improve on them through their overall lifecycle is absolutely critical. As Blair talked about, his focus is exclusively in doing that. So the world-class commercialization processes, world-class operational excellence.

Once we have the processes there, how do we run them effectively each and every day. Sandra gave you a good feel for that. And then once we’re making the product that we need to make, how do we manage our global supply chains in the most efficient and productive manners that we can. So to achieve world-class manufacturing, to achieve the vision that David talked about at the opening part of this presentation, this is the core, world-class commercialization, world-class operational excellence, and world-class supply chains.

And finally, the hard part of the strategy, if you will. And it’s real simple in manufacturing. Capacity decisions, how much capacity do you want. The sourcing decisions, where are you going to put it? The vertical integration decisions, do you want to own it or do you want to use somebody else’s capacity? And then finally, the technology decision, what technology platforms are you going to operate under and how are you going to build your facilities and equipment? Okay?

The important thing is looking at this holistically, looking for consistency and fit and making sure each and every thing we do is integrated towards that core, that North Star, that focus around making medicine and making medicine safely. So let me just double-click on a couple of areas that I know will be of interest.

On the capacity and sourcing front, I mean David talked about it up front very, very clearly. But we will manage capacity on a global basis. We’ll optimize the costs of having too much capacity versus the costs of not having enough. You can actually — you can calculate that.

Obviously there’s a disproportionate responsibility to ensuring supply to the patients because of the nature of the business that we’re in. But this is something that we need to manage very thoughtfully. We have some ability to manage this on a portfolio basis due to the natures of some of our products, which is great as well.

And then increasing our ability to respond quickly to unanticipated changes in demand, because I’ve never seen a forecast that actually ends up being exactly what you think it’s going to be. So you have to be able to develop the capabilities to respond quickly. Things like building shelf space when you’re building facilities so you can reduce the overall timeline to add new facilities or new capacity if you need to. Having standard designs that you can pull out of your pocket.

In the development side, developing as many things as you can onto common technology platforms with common unit operations. There’s a lot of different things you can do to manage this and really decrease that overall response time when you do see changes on the demand side.

You’re all familiar, and David mentioned what we’re doing in terms of the specific capacity addition elements that we’re doing right now. we’re adding additional bioreactor capacity and fill finish capacity in Belgium, in Framingham and Waterford. And because of the nature of our products, because of the importance of supplying them, because of that, they’re also very profitable, obviously, as well.

We will supply capacity to cover a significant amount of our possible demand scenarios. And develop the flexible rapid response capabilities to be able to deal effectively when we’re surprised potentially on those things that we never thought would have happened.

Okay, you’ve seen this slide before. The bottom line takeaway here is we’re increasing our biological reactor capacity 4X from 2004, from 20,000 liters to 32,000 liters, over the next couple of years. Everything is on track, as David said upfront.

On the vertical integration side we will access other capacity when that makes sense strategically and operationally for us, as I said. That is certainly possible where we understand our technology well and the demand is reasonably well understood. The intent is to focus on a few high quality CMOs, contract manufacturing operations, such as Hospira.

Sandra mentioned that we’re transferring the products that are currently made — or that are filled in Allston to Hospira. We are already working with Hospira. They’re a high quality supplier we feel very confident in. I’ve experience with Hospira from my time at Lilly as well and so it’s a good company that we’ll manage closely with.

Building long term relationships so you treat third party capacity for all intents and purposes as your own. And again, I’m reiterating what Sandra said here on Hospira. We currently fill Myozyme and some of our other products and we’re moving the products that are currently filled in Allston there. And that project is on track as well.

Okay, let me close with just a few observations here. The core elements are in place to achieve success. In my opinion, and this is the close of my first month here, are indeed in place. Most of our manufacturing network is, in fact, high quality and state-of-the-art. David walked you through that very clearly up front.

We’ve made significant investments as our newer facilities were adding additional capacity that we feel very comfortable with and very confident in. Clearly, Allston fill finish, we are — we’ve made a decision to exit that and move to Hospira. We have made the improvements we need there so we can be confident in the products that we’re making and filling today, as Sandra said as well.

And we have made a significant upgrade to biologics capacity where we can here in Allston, as well as the infrastructure that you got a feel for as well. So, again, not 100% where you’d like it to be, but in general, as I look at it across the overall network, feel pretty good about where it’s at. Our quality system remediation is well on its way. Ron talked about it, Sandra talked about it, and David talked about it. It provides for a seamless transition towards operating under a likely consent decree.

Now, let me be real clear. We don’t know what’s going to be in the consent decree. So we are looking and we are speculating to some extent. Until we actually see what’s in it, there’ll be some level of uncertainty. But with Ron’s experience, with my experience, we feel relatively confident that we know where this is headed. We’ve already started preparing for it, even though we’ve had no additional interactions with the FDA, as David said early on, so that we can deal with it as seamlessly as we possibly can.

We are significantly upgrading our leadership, organizational and people capabilities, to drive the cultural change, not only at Allston, not only in Massachusetts biologics, but throughout the overall global manufacturing and quality organization. And I might go as far as to say throughout Genzyme as a whole.

And our technical capabilities are strong. Blair gave you just a real small snapshot. But this one is critical for the obvious reasons. The science has got to be good. The science has got to be right. It’s very difficult to run compliant processes if the science isn’t good. Our science is good. And he gave an example on the biorisk mitigation.

But the work that’s been done on Fabrazyme working cell bank is another example. There’s a plethora of things like that as well. So can we do more? Can we focus our capabilities to even more productivity? Yes, I think we probably can. But the important thing to note is the capability is there. It’s not absent. And I feel very, very good about that.

As you draw a bow around that, then, I feel reasonably positive about going forward. However, the most important thing, and one of my critical things I need to do, is going forward how do I draw — get stability around this environment. If you’re going to work in anything that — and there’s a lot of moving parts here, it’s all about focus, stability and accountability. We’re going to get the focus, we have the focus. We need to create the stability so people can execute their plans and obviously ensure that we’re monitoring and drive accountability throughout the organization.

All right, summary. There has been a lot done and I hope you certainly get the feel that a lot of progress has been made. You’ll see a lot more in the plant, too, as well, I think, today. But I don’t want to mislead you. There clearly is much more that needs to be done. And again, right off the bat, you would have gotten some feel for that, too, from the presentations.

Much of the work that remains to be done is in these little things and must be done right each and every single day. That’s the fun of working in manufacturing and quality. And I love it, and I mean it all sincerely. I do. It’s not for everybody. And we do have job openings, if anyone would like to volunteer. We’ll put you to work right away in Allston.

But we know what needs to be done and how to do it. And most importantly, and I don’t like talking about myself, I know Ron doesn’t do it either, Sandra as well, but we have done it before. A lot of companies have done it before. There is a clear path forward. It can be done. We will get there. And perhaps even sooner than we think we might.

With that, let me close and I’ll turn it over to David to moderate Q&A.

QUESTION AND ANSWER

Unidentified Company Representative

(inaudible - microphone inaccessible)

Unidentified Audience Member

Hi. Is this on? Can you hear me? I wanted to ask a question — two questions. One, help us understand what needs to be done for you to — as a part of negotiations with FDA and the consent decree, what needs to be put in place for you to navigate through that consent decree?

And then secondly, just help us understand when you look historically, and maybe you can draw on your experience because you know this a lot better than us, how does FDA determine the magnitude of the fee? Is it based on tie historical period by which some of the manufactured goods were sort of not meeting specs, or is it has to do with the extent of the negligence? And is it kind of a onetime fee, Schering paid a onetime kind of retrospective and onetime prospective payment, versus is this going to be a royalty rate?

Unidentified Company Representative

Yes, so, let me just comment on the financial part of it. So we — I’m sure many of you have read the consent decrees that are out there as your own reference. That’s all we know in terms of historical perspective. We have no idea until we get into that what will happen, or a specific thing.

But maybe Ron or Scott could comment on just thinking about preparing for negotiations. That was the other part of your question?

Unidentified Audience Member

Yes, prepare for negotiations. And maybe just historically help us understand what drives the extent of the fee. Is the historical period by which the Company was negligent or what essentially drives that?

Unidentified Company Representative

That’s the part we can’t answer because what I’ve truly come to understand as we’ve tried to educate ourselves is that there’s different examples but it will be unique to our situation. We just have to get into the negotiations and understand what they’re going to apply in this situation.

Unidentified Company Representative

In terms of negotiations, we have only received a phone call from the FDA telling us that they wanted us to begin negotiations. And so we’ve done probably the same thing you’ve done, which is to read the consent decrees and look at what those major issues are. And that’s what I put as the elements in my slide. Those are the elements that we will talk about.

Exactly how those will come out, we don’t know yet, other than it’s aimed at Allston. And we know the medically necessary products and we know Thyrogen is not on that list. So that’s really all we know.

Ian Somaiya  - Piper Jaffray - Analyst

Hi. Ian Somaiya, Piper Jaffray. So just two questions. I was more curious about what got us here. I was looking at your timeline chart that you put out, Ron. The last two conversations that — or information that you provided the FDA were the corrective action plan and then beyond that the — your response to the 483 letter. Was it specific to those two conversations that you’ve had with the FDA that led to the FDA moving forward with the consent decree? Or was it something else that we’re missing?

Unidentified Company Representative

We do not know what motivated the FDA to enter a new consent decree. We don’t know that there’s any specific action. It takes FDA a significant period of time to put the information together, to go through their management reviews, to go through the legal reviews, and then back and forth several times.

So we don’t know what the FDA’s intent is, other than that they want to have another layer of assurance that we are going to continue to meet the timelines that we’re already meeting. I think Sandra said we have responded to 80% of all of the observations that have been made thus far, both by the US and external to the US regulatory agencies. So we don’t think that there is any specific trigger that caused the consent decree.

Ian Somaiya  - Piper Jaffray - Analyst

All right. And just one follow-up to that was if we assume this process takes a year or longer, have you — in your initial conversations with the FDA, have they mentioned what the process will be related to getting product approvals, beyond the ones obviously that you have filed?

Unidentified Company Representative

Yes. Just to be clear, the nature of our conversation was they — we had communication from the FDA counsel to our counsel and literally that short conversation is what we’ve described. So we’ll get further update from them, which will allow us to enter into negotiation and we’ll be able to get some further clarity —

Ian Somaiya  - Piper Jaffray - Analyst

Thanks.

Unidentified Company Representative

I just want to make one clarification as well. The 80%, when we say we’re 80% of the way toward addressing the FDA issues there, some of the items on the FDA observation list, of course, are small and can be taken care of immediately. Others are a longer term commitment, such as the validation commitment, where the plan has been put in place and initiated but the time it will take to actually get to completion is much longer.

Phil Nadeau  - Cowen & Co. - Analyst

Hi. Phil Nadeau from Cowen & Co. Three-part question on Allston’s fill finish. You mentioned that there’s some regulatory approvals that are needed before you can exit the fill finish. Could you describe those in a little bit more detail and maybe tell us how the consent decree could affect those approvals?

Then last, once you’ve exited Allston’s fill finish capabilities, does that basically make the remaining 483 fill finish observations go away or would you still need to remedy those, even though you don’t plan to use the facility anymore?

Unidentified Company Representative

Well, I just want to clarify the comment that was made with respect to regulatory approvals. We’re talking forward thinking in terms of the terms under which we’d continue to operate under the consent decree, not that there is a regulatory approval pending related to our ability to continue to manufacture and ship product. So I just — I did make that comment but I wanted to make sure it was clear.

And with respect to the 483 observation, certainly at the point where there are no longer fill finish activities occurring in the Allston facility, the observations specific to Allston for those specific activities would become — would become moot. That being said, as Ron has clearly communicated and David before him, what we’re taking is a very holistic approach to any signals that we receive from the health authorities.

So an observation that we may see in Allston is something that is also being looked at in terms of a broad base across all of our facilities. Hope that answers your question.

Phil Nadeau  - Cowen & Co. - Analyst

Maybe just —

Unidentified Company Representative

I think there’s one other part maybe. So in terms of the regulatory approvals for the Hospira facility, that approval will be based under a comparability protocol. So we have a sense for what that will be in the US, but it will be different as we go around the world. And so part of what we’ll work through is understanding exactly — as we ship Cerezyme, for example, or Fabrazyme to well over 80 to 100 countries and we’ll need to understand exactly what their views are on that comparability protocol and the route to approval for the Hospira facility.

Now, this is a routine in the sense that this is done by many companies. But that’s what’s going to dictate the outside of the timeline.

Phil Nadeau  - Cowen & Co. - Analyst

So do you think you understand what the US is going to require and it’s just the other countries that you’re unsure of?

Sandra Poole  - Genzyme Corp. - SVP - Biologics

So, we have actually had discussions with the agency and we provided them with our comparability protocols a couple of months ago. And we’re proceeding along the lines that what we have proposed is going to be acceptable based on our most recent communications. We also have a very comprehensive plan to address the health authorities globally, each of which have different requirements.

And in that plan we have very specific timelines and a very good sense of what each — and we will stagger those based on our ability to achieve some sooner rather than later. And as you can imagine, some are relatively rapid and some may take a little bit longer. But we’re looking at this, in addition to the FDA in the US, at all of the countries that would be receiving product that had been manufactured in the Allston facility and would be moving to Hospira.

Phil Nadeau  - Cowen & Co. - Analyst

Great. Thank you.

Geoff Meacham  - JPMorgan - Analyst

Geoff Meacham, JPMorgan. One quick question for you. So, what can you tell us about the history of FDA inspections for the Geel or for the Waterford facility and what’s your guess as to how those could be included in this process?

Unidentified Company Representative

I think the history of FDA inspections in those two facilities is pretty ordinary. I don’t think there’s anything extraordinary about them at all and I don’t think that they play into any part of the decision about the consent decree. And in terms of any approvals that we have, I think there — the FDA goes through a normal process of approval and takes those things into consideration on a case-by-case basis.

Geoff Meacham  - JPMorgan - Analyst

Okay. And then a bigger picture question, I mean you guys have been optimistic historically on [Lumizyme] approval on resolving the warning letter issues. And you haven’t seen the consent decree yet and you’ve had a conversation. So I’m just — I don’t want to be a jerk, but I’m wondering, like, how you can say that you expect seamless integration with what you think the consent decree is going to show.

Unidentified Company Representative

Sure. Seamless integration is what we are currently doing now in terms of the actions that we are taking internally to self-certify, or approach self-certification. And all of those activities are very much in line with what we would get into in terms of the proposed consent decree negotiations that we enter into.

So we’re taking our best knowledge about what those would be and looking at what we’re currently doing, and it would be an enhancement of that. And the only real difference would then be Quantic’s certification in writing that they’ve reviewed everything that we had done with regard to manufacturing operations and that they are in agreement that it’s in G&P compliance.

Geoff Meacham  - JPMorgan - Analyst

I got you.

Unidentified Company Representative

Okay. That was the seamless part. Is that — does that —

Geoff Meacham  - JPMorgan - Analyst

Yes.

Unidentified Company Representative

Okay.

Unidentified Company Representative

And the biggest part is that that third party is already in place. We had to go out and identify a third party and then get up to speed in terms of how we work together, how they bring their people in. So, (inaudible) definition of seamless, once we see the degree and the extent of “oversight”, that’ll be embedded or started in the sense that we’ve already got that third party in place.

Geoff Meacham  - JPMorgan - Analyst

And for the Quantic, for the third party consultant, what other 00 I don’t think it was in the slides, what other decrees have they been associated with or kind of how did you [vet] them?

Unidentified Company Representative

Schering-Plough, they worked with Pfizer on some of their regulatory actions, Warner Lambert, GSK. So they are very well known to the FDA. They’re very well known in the industry. And because of confidentiality reasons, we don’t know what happened in the couple of cases. But they have actually replaced other third party consultants and have come in as the primary. So they are not only good in their own right, they’ve come in and taken over work that has not been done as well.

Geoff Meacham  - JPMorgan - Analyst

Got you. Okay.

Unidentified Company Representative

And I could just add just real quickly, the different firms that are out there, some of them are very good at identifying problems, but not so good in helping you actually fix them. Quantic is very clearly one that can help you identify but also can help you fix. And that’s absolutely critical.

Geoff Meacham  - JPMorgan - Analyst

Got you.

Geoff Porges  - Sanford C. Bernstein - Analyst

Geoff Porges from Bernstein. David, I don’t know whether Robert Carpenter is here, but I’d be really curious to know what’s changed about the board’s oversight of management, and risk management particularly. Is there some new independent risk reporting function up to the board? Have they sort of tightened the reins a little bit?

Second question for you, how have your responsibilities changed as of today and do all these distinguished colleges of yours now report into you? What are you operating as chief operating officer? And then I just want to follow up with a question for my old colleague, Blair, once —

David Meeker  - Genzyme Corp. - EVP, COO

Okay, so, let me take the risk management first. The — both Ron and Sandra highlighted this, the three tiers of quality council, oversight, so a sight level, a regional technology level council, and a corporate level. So Henri sits on the — that corporate level board. And that corporate council board reports into the Board of Governors — the Board of Directors. And we will — there’s a meeting tomorrow with the Board of Directors where we will review in detail this situation.

And going forward, that board — the board will have regular updates to each one of the board meetings as to where we are exactly with this overall process of [order remediation] effort, and certainly whatever comes out of the consent decree. So the board as a whole will be actively engaged in this process.

Geoff Porges  - Sanford C. Bernstein - Analyst

Okay. And your responsibilities?

David Meeker  - Genzyme Corp. - EVP, COO

And my responsibilities. So the way this job has been structured is that we’ve grouped all the commercial operations under this role of the chief operating officer. So unlike previously where we had the business units and the international organization reporting in through Henri and the interaction [was matrix], all of those groups will now report to me, as well as the individual who’s responsible for market access.

So we will have at one table the ability, I think, to both bring greater focus and also probably more efficient decision-making in terms of what we want to do in our commercial markets and our ability to optimize our commercial portfolio. The manufacturing piece will go directly — manufacturing quality will go directly into Henri. But the reason also I think that works extremely well is it allows Henri to be closer to this, ensure his direct responsibility and accountability for the outcome of this.

But my relationship with Ron and Scott is such that we will be able to stay very close as we go forward. And certainly, in a chief operating role, supply chain and the like, this function needs to be tightly integrated. So it will sit at the table, even if it doesn’t report directly.

Geoff Porges  - Sanford C. Bernstein - Analyst

So could I just clarify? So the manufacturing piece that you’ve been supervising for the last year or so is now no longer reporting in through you? It’s reporting in through Ron and Scott separately or in one line?

David Meeker  - Genzyme Corp. - EVP, COO

No. So, my role up until their arrival was both quality and manufacturing reported into me. Now Scott has all the manufacturing. Ron has all of quality. Both of them report directly into Henri.

Geoff Porges  - Sanford C. Bernstein - Analyst

Okay. Last question, Blair. Just like the old days, it’s about market demands versus technical risks. Could you give me the worst case scenario, if you find Vesivirus in one of your PCR assays tomorrow, in one of your fermenters, how long are you out of production, for how long is the shutdown, how extensive is it, what’s the worst case? Given all of the things you put in place in terms of the in-process assays, the — all the various procedures.

Blair Okita  - Genzyme Corp. - SVP - Quality & Technical Operations

A very hypothetical question.

Geoff Porges  - Sanford C. Bernstein - Analyst

But a really relevant one.

Blair Okita  - Genzyme Corp. - SVP - Quality & Technical Operations

No, it is very relevant. And so what I tried to convey here is that there’s a number of overlapping systems that we have in place to prevent the entry in the first place. And some of the structural changes that we put in place at the plant, if we were to find a PCR positive, and so the third generation, even second generation, we increased the sensitivity third generation, increased the controls positive and negative. The frequency with which we will be doing the testing at the harvest stage would allow us to isolate that to that reactor perhaps and that particular harvest.

Not sure that’s the best answer to you, but what we have been able to do is really constrain and restrict the extent to which a Vesivirus, or any virus infection, might mitigate the plant and might affect the plant. By [dicing in] time sequences or increase the frequency with which we’re doing testing and then can take those corrective actions, as opposed to not knowing when something happened and affect the whole plant.

Geoff Porges  - Sanford C. Bernstein - Analyst

So could I just —

Unidentified Company Representative

So —

Geoff Porges  - Sanford C. Bernstein - Analyst

Okay.

Unidentified Company Representative

— build on that a little bit because we ran that experiment. So I mean the absolute worst case is that we get a contamination that is in multiple bioreactors and we need to take down the plant again. So that time was basically from June 13th until the middle of August when we had all — the plant was down, re-sanitized, and the bioreactors were back up and running.

Geoff Porges  - Sanford C. Bernstein - Analyst

And that’s if you have multiple —

Unidentified Company Representative

That’s if you took the plant down. Now, all the things that Blair talked about, which are to say we are in a much better position than we were previously to be vulnerable to that totality event. And so if it hits a single reactor, that reactor goes down, has to be basically sterilized and brought back up. And we’ve run that scenario and, again, it’s of course much shorter than taking down the plant with a total plant sanitation.

Geoff Porges  - Sanford C. Bernstein - Analyst

So you would anticipate, Blair, that you would lose just one of the four bioreactors producing, for example, Cerezyme, or one of the two, I think, for Fabrazyme and it would be for a relatively short duration? Is that —

Blair Okita  - Genzyme Corp. - SVP - Quality & Technical Operations

It depends on the point of entry. And so I think the whole process of going back to the vendors, looking at how they’re operating, get that corrected, we get that improved, we can mitigate that impact. And another thing that we’re doing is looking at where are the [media powders] being made in their particular facility and implementing changes to that to continue to reduce risk. Reduce that risk, we can reduce the overall impact. If it enters a reactor, there’s a single reactor. So it’s this whole series of overlapping events —

Geoff Porges  - Sanford C. Bernstein - Analyst

Technical guys are always hedging. Thanks.

Unidentified Company Representative

It would be shorter. That’s the answer.

Michael Yee  - RBC Capital Markets - Analyst

Michael Yee, RBC. Three questions. One is with regards to just timing, timeline of the consent decree. Is there a time as to when we’d hear more, in terms of weeks, is it a month, is it two months when you’d actually have a lot more details?

Second question is I think there was a bullet about the Fabrazyme cell bank and a regulatory path there. Can you describe that path and the timelines, especially given that that cell bank would be incorporated in [a factory with this] consent decree?

And then third, is it safe to say, obviously, that this wasn’t incorporated in your 2010 guidance? So at what point would we be able to hear about guidance?

David Meeker  - Genzyme Corp. - EVP, COO

So let me take the two and leave the middle one for Pam. So, no comments on guidance. It’s just as you would predict. I mean until we understand exactly what’s involved in the consent decree, we can’t update that.

How long it will take to negotiate the consent decree, also don’t know. That’s a negotiation. All I will say is that the two parties were entering collaboratively into this negotiation. And we’ll be working more highly motivated, I think, to get that resolved. And obviously the FDA, I assume, is similarly high motivated. But beyond that, I wouldn’t put a timeframe around it.

Michael Yee  - RBC Capital Markets - Analyst

Was there even something on the calendars or conference call? Is there a [visitation] there? Is there —

David Meeker  - Genzyme Corp. - EVP, COO

No. All we have right now is the verbal communication. The next thing we’ll get is the written document from the FDA, which will be our initial indication as to how the negotiation will begin. I don’t anticipate that we will be back updating you until we have a conclusion around that negotiation. We’re not going to be talking to the press while we’re actively negotiating this process. So once it’s resolved, then we’ll bring that result to you.

Michael Yee  - RBC Capital Markets - Analyst

Okay.

David Meeker  - Genzyme Corp. - EVP, COO

And then the —

Michael Yee  - RBC Capital Markets - Analyst

Fabrazyme cell bank.

Unidentified Company Representative

So (inaudible) we actually — we do have agreed upon paths forward for introduction and approval of material manufactured using the new cell bank. We’ve met with the major health authorities in Europe, the US and several of the other health authorities outside of the US We have submitted protocols with respect to what our plans are in terms of what we will test and how we will test it and what we will compare.

We have met with the FDA and they have made some suggestions for things that they would like to see, all of which we are able to take on board in very short order. And we continue to expect that as we move forward with this that we will be in a position to release product as we have forecasted in the June timeframe.

Michael Yee  - RBC Capital Markets - Analyst

So June is your timing?

Unidentified Company Representative

Yes. The product is forecasted for release in June and we believe that we will be in a position to do so based on what we have submitted and all of the discussions that we’ve had so far.

Michael Yee  - RBC Capital Markets - Analyst

Okay, thanks.

Chuck Whitesell  - Barclays Capital - Analyst

[Chuck Whitesell], Barclays Capital. Current guidance calls for 50% allocation for Cerezyme to end in a few weeks, and for Fabrazyme, 30% allocation to end in late May. Can you meet these timelines and have adequate inventory buffers at the same time?

Unidentified Company Representative

So with regard to both of those scenarios, they are progressing exactly as we had projected, meaning we are building that small buffer of inventory, if you will, coming out of this 50% allocation for Cerezyme. And we will reinitiate shipments as we had previously projected. Similarly for Fabrazyme, the 30% allocation going to 70% is still what we anticipate.

The way we left the Fabray community is that we would come back in May with an update because that was a more uncertain picture and we have the working cell bank question and the like. So we will come back in May with further updates there. The consent decree is a wild card in all of this and, again, we’ll need to understand exactly how that may impact the rest of the year going forward.

Chuck Whitesell  - Barclays Capital - Analyst

Okay. Are you able to speak to the current inventory levels and what level is optimal? And how you would get to the optimal level and whether you would extend the period of reduced allocation to get there?

Unidentified Company Representative

Yes, so —

Chuck Whitesell  - Barclays Capital - Analyst

To build your —

Unidentified Company Representative

Yes, so, optimal, as we said, our target is to have six months or more of inventory. That’s the optimal scenario. We will not get there until Framingham facility comes on line at the end of 2011. So that’s the first point.

And as many of you know in individual conversations and the like, part of the challenge here is working with little or no inventory. And so many of the things that happen in routine manufacturing become visible and impactful, whereas if you’ve got inventory, you can manage one month (inaudible - microphone inaccessible). So that’s optimal, six months or more.

What we’ve designed this to do is to get us to that level of inventory that allows us to manage the logistics of shipping. And that’s one to two weeks. So when we’re working with one week of inventory, we cannot manage the complexity of shipping to 100 countries around the world, for example, given the labeling that needs to be done.

So in that setting and what we realized coming out of the first quarter is that patients were missing doses not because mathematically we didn’t have enough vials to go around, but we couldn’t get them to the right place at the right time. So that’s what this — the goal of creating this two to four-week period of inventory is for.

Chuck Whitesell  - Barclays Capital - Analyst

Okay. And lastly, when you increase the sensitivity of an assay, you also increase the likelihood of false positives. What is the risk of a false positive PCR test given the number of tests you’re running?

Unidentified Company Representative

Yes, so, that’s really part of the third generation assay. We’ll be putting some positive/negative controls to reduce the risk of that false positive. And that’s working quite well.

Chuck Whitesell  - Barclays Capital - Analyst

Okay, thank you.

Unidentified Audience Member

So, since I’m going to be limited to one question, I guess I’d just like to talk about the culture, for those who are new to Genzyme. You know you talked, Scott, in your presentation about cultural changes specifically at Allston, and maybe in Genzyme as a whole. Maybe you can address more specifically how the culture needs to change and how you can get to a world-class culture.

Scott Canute  - Genzyme Corp. - President - Global Manufacturing & Corporate Operations

Yes. That’s a great question and it’s one we could spend a lot of time talking about. But let me just try and summarize my views again, albeit after 31 days here, as well. I mean the culture is a great culture. It’s very positive, very collaborative.

One of the things that you would often see with an organization that goes through significant stress and challenge is you develop a level of discouragement, a level of cynicism, for example. And I’ve certainly seen that at other places. I have not seen that at all here, which is extraordinary actually, given the severity and how hard people are working and things like that. That’s a great base to build on going forward.

Now, where I think some things probably need to — we need to focus on across global manufacturing and quality is truly running the organization as a global organization. I think there is perhaps a bit too much of — I don’t want to go so far as to say silos, but it approaches that in some sense, from what I’ve seen so far. And the way you build a high quality manufacturing organization, or any organization for that matter, is you set very high standards, really across the organization, and then you take steps up as you approach it.

And everyone [raises] together by interchanging people, by interchanging systems, by having a collective set of business processes and systems across the global organization, that of course then cascades down to site level activities, like these are things like metrics, et cetera, et cetera. And there’s definitely some opportunity to make the overall global Genzyme manufacturing and quality organization a bit more cohesive, which will drive higher levels of performance across.

That’s one example. I could take others. But it’s — I’ve done this before, run a much larger organization, to be quite frank, and the path forward on it is very straightforward.

Unidentified Audience Member

How far would it — how long would it take?

Unidentified Company Representative

Well, it depends how you define the endpoint, right? I mean we can have — we’ve already started putting the basics in place and actually there was a lot to build on. Sandra showed you some examples at a site level. There’s some really good pockets of things at site, so how do we then collapse it all into an overall (inaudible)? We’ve already started that. I’ve got the whole group together next week, actually, where we’re going to spend a day talking just about this at the global level.

Unidentified Audience Member

Thanks.

Salveen Kochnover  - Collins Stewart - Analyst

Salveen Kochnover, Collins Stewart. I guess it looks like Quantic was hired in the fourth quarter of ‘08, before the warning letter. So in discussions with them, how long did they — do they think it would take to rectify these issues on a — on a worst case scenario and just based on what they know to date?

Unidentified Company Representative

We’re looking at the same data that you do when you look at historical issues that have had to be resolved, like this consent decree that we believe we’re going to enter into. So I think it’s not weeks or months. It definitely is years that we have to look at in terms of resolving this.

I think, as I said at the end of my presentation, that it’s in our hands. We’ve been working with Quantic for almost a year now. We have a very good start in looking at remediation actions. We have an ICH Q10 plan that we reviewed at the corporate quality council this morning. We’re looking at how we are filling in those requirements. I think we have a very good start. And I think it may be years, but too many.

Salveen Kochnover  - Collins Stewart - Analyst

And how long specifically, according to the FDA, has the plant been in noncompliance?

Unidentified Company Representative

I don’t think we can talk about non-compliance or compliance. I think we always intend to operate in compliance. I think it’s the observations and the number of observations that FDA looks at and says we think there needs to be some more oversight here. But I don’t think we could operate in a state of noncompliance and continue to manufacture and release product.

Salveen Kochnover  - Collins Stewart - Analyst

Thank you.

Patrick Flanigan  - Genzyme Corp. - Head - IR

Okay, so, thank you, all of you, for attending. We’re going to stop the questions now. We do have the tours scheduled. In fact, Emily, do you want to provide the details?

Emily Merchant  - Genzyme Corp. - IR

Okay, great. We’re excited to welcome you to the tours of Allston. Please wait here for your tours to begin. Group one will be departing in five minutes. If you can make your way to the lobby, there’s a bus waiting for you. For those of you who are waiting for the following tours, you’re welcome to use the wireless internet . The code is Genzyme, lower case.

Editor

Important Information

Genzyme, its directors, and the other individuals identified in its preliminary proxy statement filed with the SEC on March 31, 2010, may be deemed to be participants in the solicitation of proxies from Genzyme’s shareholders in connection with the company’s 2010 annual meeting of shareholders. Information about the directors and other individuals and their interests can be found in the preliminary proxy statement, a copy of which is available at the SEC’s web site at www.sec.gov.

Genzyme shareholders are advised to read carefully the company’s definitive proxy statement relating to the company’s 2010 annual meeting of shareholders and any other relevant documents filed by the company with the SEC, when they become available, before making any voting or investment decision, because they will contain important information. The definitive proxy statement and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. A copy of the company’s definitive proxy statement will also be available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, (212) 750-5833.

This transcript contains forwarding-looking statements regarding Genzyme’s business plans and strategies including, without limitation; potential FDA enforcement action related to the Allston facility, including its expectation that shipments of Cerezyme (imiglucerase for injection), Fabrazyme (agalsidase beta), and Myozyme (alglucosidase alfa) produced at the 160-L scale will continue and that potential consent decree requirements could be integrated with actions being undertaken at the Allston facility; its expected timing for transferring fill/finish operations out of the Allston facility; its plans and expected timing for increasing manufacturing capacity for its enzyme replacement therapies; its plans for improving manufacturing processes, including implementing additional risk mitigation measures, and the effect and timing thereof; and its plans and expected timing for increasing shipments of Cerezyme and Fabrazyme. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others; that Genzyme may be unable to reach agreement with the FDA on the terms of a consent decree, that the terms of such a consent decree may differ from Genzyme’s current expectations, or that Genzyme may encounter problems complying with such a consent decree; that Genzyme is unable to secure regulatory approvals in the anticipated timeframes, including approval for new bulk and fill/finish manufacturing capacity and proposed changes to manufacturing processes; that Genzyme is unable to transition fill/finish activities to a contract manufacturer in the anticipated timeframes; that production does not continue at Allston as planned for any reason, including bacterial or viral contamination, mechanical failures, cell growth at lower than expected levels, or other regulatory action; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Management’s Discussion and Analysis of Genzyme Corporation and Subsidiaries’ Financial Condition and Results of Operations in Part II, Item 7 of Genzyme’s Annual Report on Form 10-K for the year ended December 31, 2009. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this transcript. These statements speak only as of the date of this transcript, and Genzyme undertakes no obligation to update or revise them.